Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Heska Corporation and subsidiaries (the “Company”) on Form S-3 of our report dated February 28, 2020, except for the effects of the change in segments described in Notes 2 and 18, as to which the date is February 26, 2021, with respect to our audits of the financial statements of the Company as of December 31, 2019 and for the years ended December 31, 2019 and 2018, which report is incorporated by reference in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 1, 2021